                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-56642


                             BROOKS AUTOMATION, INC.

                                  Common Stock

                                 507,529 SHARES

                           ---------------------------

         The selling stockholders are selling all of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of these shares.

         Our common stock is traded on the Nasdaq Market under the symbol "BRKS." The last reported sales price of our common stock on the Nasdaq National Market on March 15, 2001 was $36.625 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         The selling stockholders may offer the common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    This prospectus is dated March 16, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                             3
RISK FACTORS                                                                   4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                             11
USE OF PROCEEDS                                                               12
SELLING STOCKHOLDERS                                                          12
PLAN OF DISTRIBUTION                                                          13
LEGAL MATTERS                                                                 13
EXPERTS                                                                       13
WHERE YOU CAN FIND MORE INFORMATION                                           14

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    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.
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                              PROSPECTUS SUMMARY

         This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

                                  ABOUT BROOKS

         We are a leading supplier of integrated tool and factory automation solutions for the global semiconductor and related industries such as the data storage and flat panel display manufacturing industries. Our offerings have grown from individual robots used to transfer semiconductor wafers in advanced production equipment to fully integrated automation solutions that control the flow of resources in the factory from process tools to factory scheduling and dispatching. In 1998, we began an aggressive program of investment and acquisition. By the close of fiscal year 2000, we had emerged as one of the leading suppliers of factory and tool automation solutions for semiconductor and original equipment manufacturers.

         We are a Delaware corporation. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is
(978) 262-2400. Our corporate website is www.brooks.com. The information on our website is not incorporated by reference in this prospectus.

                                  THE OFFERING

         The selling stockholders may offer and sell up to a total of 507,529 shares of our common stock under this prospectus. One of the selling stockholders, M+W Zander Holding GmbH, obtained shares offered by this prospectus in connection with our acquisition of substantially all of the assets of the Infab Division of Jenoptik AG in September 1999. The other selling stockholder, Semitool, Inc., obtained shares offered by this prospectus in connection with our acquisition of all of the issued and outstanding capital stock of SEMY Engineering, Inc. in February 2000. We are registering the shares pursuant to agreements between us and the selling stockholders.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

                        RISKS RELATING TO OUR OPERATIONS

         The Cyclical Demand of Semiconductor Manufacturers Affects Our Operating Results. Our business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. Demand for semiconductors is cyclical and has historically experienced periodic downturns. During these downturns, our revenues have dropped, and we have incurred losses. We believe that downturns in the semiconductor manufacturing industry will occur in the future and will result in decreased demand for our products. Despite the addition of our factory automation business in fiscal 1999, our financial results will continue to be dependent on capital expenditures by semiconductor manufacturers. Downturns in the semiconductor business, when fewer new facilities are being built, could harm our financial results as have downturns in the past.

         Our Sales Volume Depends on the Sales Volume of Our Original Equipment Manufacturer Customers. We sell a majority of our tool automation products to original equipment manufacturers who incorporate our products into their equipment. Therefore, our revenues are directly dependent on the ability of these customers to develop and market their equipment in a timely, cost-effective manner.

         We Rely on a Small Number of Customers for a Large Portion of Our Revenues. We receive a significant portion of our revenues in each fiscal period from a limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, would adversely affect our business. Sales to our ten largest customers accounted for approximately 49% of total revenues in the three months ended December 31, 2000 and 43% of total revenues in fiscal 2000. Sales to Lam Research Corporation, our largest customer, accounted for approximately 10% and 11% of total revenues for the three months ended December 31, 2000 and the fiscal year ended September 30, 2000, respectively.

         Delays in Shipment of a Few of Our Large Orders Could Substantially Decrease Our Revenues. Historically, a substantial portion of our quarterly and annual revenues came from sales of a small number of large orders. These orders consist of products with high selling prices compared to our other products. As a result, the timing of the recognition of revenue from one of these large orders can have a significant impact on our total revenues and operating results for a particular period. Our operating results could be harmed if orders for even a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

         We Have Significant Fixed Costs Which Are Not Easily Reduced if Revenues Fall Below Expectations. Our expense levels are based in part on our future revenue expectations. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. If we do not meet our sales goals we may be unable to rapidly reduce these fixed costs. Our ability to reduce expenses is further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing global customer base. Accordingly, if we suffer an unexpected downturn in revenue, our inability to reduce fixed costs rapidly could increase the adverse impact on our operations.

         Our Lengthy Sales Cycle Requires Us to Incur Significant Expenses With No Assurance That We Will Generate Revenue. Our tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from our original equipment manufacturer customers, we must develop products for selection by a potential customer at the design stage. This often requires us to make significant expenditures, without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. We also must complete successfully a lengthy evaluation period before we can achieve volume sales of our manufacturing execution system software and process optimization software to our factory automation customers. We cannot guarantee that we will continue to achieve design wins or satisfy evaluations by our factory automation customers of our software. We cannot guarantee that the equipment manufactured by our original equipment manufacturing customers will be commercially successful. If we or our original equipment manufacturing customers fail to develop and introduce new products successfully and in a timely manner, our business and financial results will suffer.

         Our International Business Operations Expose Us to a Number of Difficulties in Coordinating Our Activities Abroad and in Dealing with Multiple Regulatory Environments. Approximately 45% of our total revenues in the three months ended December 31, 2000, and 49% of our total revenues in fiscal 2000, were derived from customers located outside North America. We anticipate that international sales will continue to account for a significant portion of our revenues. Our vendors are located in several different foreign countries. As a result of our international business operations, we are subject to various risks, including:

         - difficulties in staffing and managing operations in multiple locations in many countries;

         - challenges presented by collecting trade accounts receivable in foreign jurisdictions;

         -    possible adverse tax consequences;

         -    governmental currency controls;

         -    changes in various regulatory requirements;

         -    political and economic changes and disruptions; and

         -    export/import controls and tariff regulations.

         To support our international customers, we maintain locations in several countries, including Canada, Germany, Japan, Malaysia, Singapore, South Korea, Taiwan and the United Kingdom. We cannot guarantee that we will be able to manage these operations effectively. We cannot assure you that our investment in these international operations will enable us to compete successfully in international markets or to meet the service and support needs of our customers, some of whom are located in countries where we have no infrastructure.

         Although our international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for us to compete with foreign manufacturers on price. If our international sales increase relative to our total revenues, these factors could have a more pronounced effect on our operating results.

         We Must Continually Improve Our Technology to Remain Competitive. Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. We believe our success will depend upon our ability to enhance our existing products and to develop and market new products to meet customer needs. We cannot guarantee that we will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of our product development and introduction depends on a number of factors, including:

         -    accurately identifying and defining new products;

         -    completing and introducing new product designs in a timely manner;

         -    market acceptance of our products and our customers' products; and

         -    determining a comprehensive, integrated product strategy.

         We Face Significant Competition Which Could Result in Decreased Demand For Our Products or Services. The markets for our products are intensely competitive and we may not be able to compete successfully. We believe that our primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs themselves rather than by purchasing systems or modules from an independent supplier like us. Many of these original equipment manufacturers have substantially greater resources than we do. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. We may not be successful in selling our products to original equipment manufacturers that currently satisfy their wafer or substrate handling needs themselves, regardless of the performance or the price of our products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become our competitors.

         We believe that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation software and process control software are product functionality, price/performance, ease of use, hardware and software platform compatibility, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. We directly compete in this market with various competitors, including Applied Materials-Consilium, PRI-Promis, IBM-Poseidon and numerous small, independent software companies. We also compete with the in-house software staffs of semiconductor manufacturers like NEC. Most of those manufacturers have substantially greater resources than we do.

         We believe that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, we compete directly with Asyst, Fortrend, Kensington and Rorze. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

         Much Of Our Success And Value Lies In Our Ownership And Use Of Intellectual Property And Our Failure To Protect That Property Could Adversely Affect Our Future Growth. Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect our intellectual property. The steps we have taken to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold may not fully protect our products or intellectual property rights. This may make the possibility of piracy of our technology and products more likely. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. We may engage in litigation to:

         -    enforce our patents;

         -    protect our trade secrets or know-how;

         -    defend ourselves against claims we infringe the rights of others;
              or

         - determine the scope and validity of the patents or intellectual property rights of others.

         Any litigation could result in substantial cost to us and divert the attention of our management, which could harm our operating results.

         Our Operations Could Infringe on the Intellectual Property Rights of Others. Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or alter our products so that they no longer infringe the rights of others. We cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our products.

         Our Business May be Harmed by Infringement Claims of General Signal or Applied Materials. We received notice from General Signal Corporation alleging infringements of its patent rights by certain of our products. The notification advised us that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against us and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by us, these five patents would appear to be the patents referred to by General Signal in its prior notice to us. Applied Materials has not contacted us regarding these patents.

         We do not Have Long-Term Contracts with Our Customers and Our Customers May Cease Purchasing Our Products at Any Time. We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

         - our customers can cease purchasing our products at any time without penalty;

         -    our customers are free to purchase products from our competitors;

         -    we are exposed to competitive price pressure on each order; and

         -    our customers are not required to make minimum purchases.

         Our Future Growth Relies in Part on the Commercial Adoption of 300mm Wafer Technology, Which is Progressing More Slowly Than Expected, and Competition for 300mm Orders May Be Intense. Our future growth relies in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. Any significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly reduce our opportunities for future growth. Moreover, continued delay in transition to 300mm technology could permit our competitors to introduce competing or superior 300mm products. Additionally, competition, including price competition, for such 300mm orders could be vigorous and could harm our results of operations.

         Rapid Growth is Straining Our Operations and Requiring Us to Incur Costs to Upgrade Our Infrastructure. During the last year, we have experienced extremely rapid growth in our operations, the number of our employees, our product offerings and the geographic area of our operations. Our growth places a significant strain on our management, operations and financial systems. Our future operating results will be dependent in part on our ability to continue to implement and improve our operating and financial controls and management information systems. If we fail to manage our growth effectively, our financial condition, results of operations and business could be materially adversely affected.

         Our Operating Results Would be Harmed if One of Our Key Suppliers Fails to Deliver Components for Our Products. We currently procure many of our components on an as needed, purchase order basis. We do not carry significant inventories or have any long-term supply contracts with our vendors. When demand for semiconductor manufacturing equipment increases, our suppliers face significant challenges in providing components on a timely basis. Our inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This would materially and adversely affect our operating results.

         Our Business Could be Harmed if We Fail to Adequately Integrate the Operations of Our Acquisitions. Our management must devote substantial time and resources to the integration of the operations of our acquired businesses with our business and with each other. If we fail to accomplish this integration efficiently, we may not realize the anticipated benefits of our acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of our acquired businesses, presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger entity. We have completed a number of acquisitions in a short period of time. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

         - difficulties in the assimilation of products and designs into integrated solutions;

         - difficulties in informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into our overall operations;

         - difficulties integrating personnel with disparate business backgrounds and cultures;

         - difficulties in defining and executing a comprehensive product strategy;

         -    difficulties in managing geographically remote units;

         - difficulties associated with managing the risks of entering markets or types of businesses in which we have limited or no direct experience; and

         - difficulties in minimizing the loss of key employees of the acquired businesses.

         If we delay integrating or fail to integrate an acquired business or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management's attention and financial and other resources. Our failure to adequately address these difficulties could harm our business and financial results.

         Rising Energy Costs In California May Result in Increased Operating Expenses and Reduced Net Income. California is currently experiencing an energy crisis. As a result, energy costs in California, including natural gas and electricity, may rise significantly over the next several months relative to the rest of the United States. Because we maintain one of our manufacturing facilities in Southern California, our operating expenses with respect to that location may increase if this trend continues. If we cannot pass along these costs to our customers, our margins will suffer and our net income could decrease.

         Our Business May be Harmed by Acquisitions We Complete in the Future. We plan to continue to pursue additional acquisitions of related businesses. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operations and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

         We May not be Able to Recruit and Retain Necessary Personnel Because of Intense Competition for Highly Skilled Personnel. We need to hire and retain substantial numbers of employees with technical backgrounds for both our hardware and software engineering and support staffs. The market for these employees is intensively competitive, and we have occasionally experienced delays in hiring these personnel. Due to the cyclical nature of the demand for our products, we have had to reduce our workforce and then rebuild our workforce as our business has gone through downturns followed by upturns. We currently need to hire a number of highly skilled employees, especially in manufacturing, to meet customer demand. Due to the competitive nature of the labor markets in which we operate, this type of employment cycle increases our risk of not being able to retain and recruit key personnel. Our inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect our ability to develop, manufacture, install and support our products.

                       RISKS RELATING TO OUR COMMON STOCK

         Our Operating Results Fluctuate Significantly, Which Could Negatively Impact Our Business and Our Stock Price. Our margins, revenues and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

         -    the level of demand for semiconductors in general;

         - cycles in the market for semiconductor manufacturing equipment and automation software;

         -    the timing and size of orders from our customer base;

         - our ability to manufacture, test and deliver products in a timely and cost-effective manner;

         -    our success in winning competitions for orders;

         - the timing of our new product announcements and releases and those of our competitors;

         -    the mix of products we sell;

         -    competitive pricing pressures; and

         - the level of automation required in fab extensions, upgrades and new facilities.

         We entered into the factory automation software business in fiscal 1999. We believe a substantial portion of our revenues from this business will be dependent on achieving project milestones. As a result, our revenue from this business will be subject to fluctuations depending upon a number of factors, including whether we can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

         The Volatility of Our Stock Price Could Adversely Affect an Investment in Our Stock. The market price of our common stock has fluctuated widely. For example, between April 14, 2000 and April 28, 2000, the closing price of our common stock rose from approximately $62.38 to $89.69 per share. Between April 28, 2000 and May 31, 2000, the price of our common stock dropped from approximately $89.69 to $39.75 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may not be able to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

         -    variations in operating results from quarter to quarter;

         - changes in earnings estimates by analysts or our failure to meet analysts' expectations;

         - changes in the market price per share of our public company customers;

         -    market conditions in the industry;

         -    general economic conditions;

         -    low trading volume of our common stock; and

         -    the number of firms making a market in our common stock.

         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like us. These market fluctuations could adversely affect the market price of our common stock.

         Because a Limited Number of Stockholders, Including a Member of our Management Team, Own a Substantial Number of our Shares and are Parties to Voting Agreements, Decisions May be Made by them that are Detrimental to your Interests. By virtue of their stock ownership and voting agreements, Robert J. Therrien, our president and chief executive officer, Jenoptik AG and Daifuku America Corporation have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors, amendments to our certificate of incorporation, mergers, sales of assets and other acquisitions or sales. We cannot assure you that these stockholders will not exercise their influence over us in a manner detrimental to your interests. Mr. Therrien holds approximately 5.8% of our common stock, one of the selling stockholders, M+W Zander Holding GmbH, a subsidiary of Jenoptik AG, holds approximately 5.1% of our common stock and Daifuku America Corporation, the U.S. affiliate of Daifuku Co. Ltd. Of Japan, holds approximately 1.7% of our common stock. Collectively, these stockholders hold approximately 12.6% of our outstanding common stock. On September 30, 1999 we entered into a stockholder agreement with Mr. Therrien, M+W Zander Holding GmbH and Jenoptik AG. This agreement was amended on October 16, 2000. Under this agreement, as amended, until M+W Zander Holding GmbH no longer holds all of the shares received from us when we acquired the Infab Division from Jenoptik AG or until September 30, 2004, whichever occurs first, we agree to nominate a reasonably acceptable Jenoptik AG designee to our board of directors in each election of our directors. Mr. Therrien agreed to vote all his shares in favor of Jenoptik AG's nominee. M+W Zander Holding GmbH agreed to vote all of its shares in favor of the other candidates to our board of directors that are nominated by our existing board. M+W Zander Holding GmbH also agreed to vote all of its shares on all other matters in accordance with the recommendation of a majority of our Board of Directors. On January 6, 2000, in connection with our acquisition of Auto-Soft Corporation and AutoSimulations, Inc. from Daifuku America Corporation, we entered into a stockholder agreement with Daifuku America Corporation and Daifuku Co., Ltd. Under the stockholder agreement, Daifuku agreed to vote all of its shares of our common stock at each meeting of our stockholders in accordance with the recommendation of our board of directors.

         Provisions of Our Certificate Of Incorporation, Bylaws and Contracts May Discourage Takeover Offers and May Limit The Price Investors Would be Willing to Pay for Our Common Stock. Our certificate of incorporation and bylaws contain provisions that may make an acquisition of us more difficult and discourage changes in our management. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, we have adopted a rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. Because of its possible dilutive effect to a potential acquiror, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for us that is not approved by our board of directors. Accordingly, the rights plan could have an adverse impact on our stockholders who might want to vote in favor of the merger or participate in the tender offer. In addition, shares of our preferred stock may be issued upon terms the board of directors deems appropriate without stockholder approval. Our ability to issue preferred stock in such a manner could enable our board of directors to prevent changes in our management or control.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced on page 14 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to statements regarding:

         -    market acceptance of new products;

         -    competition in the industry;

         -    the ability to satisfy demand for our products;

         -    exchange rate fluctuations;

         -    the availability of debt and equity financing;

         -    the development of new competitive technologies;

         -    the availability of key components for our products;

         -    future acquisitions;

         -    the availability of qualified personnel;

         - international, national, regional and local economic and political changes;

         -    general economic conditions; and

         - trends affecting the semiconductor industry, our financial conditions or results of operations.

         In some cases, you can identify forward-looking statements by terms such as "may," will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

         You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The first selling stockholder is M+W Zander Holding GmbH, a subsidiary of Jenoptik AG. M+W Zander Holding GmbH acquired its shares of common stock from us in exchange for substantially all of the assets of the Infab Division of Jenoptik AG in September 1999. We issued these shares pursuant to an exemption from the registration requirements of the Securities Act of 1933. Under the terms of a stockholder agreement with this selling stockholder, we agreed to register 868,572 shares of Brooks common stock acquired by M+W Zander Holding GmbH in the transaction. Under the terms of the stockholder agreement, we agreed to file an S-3 registration statement and use commercially reasonable efforts to cause such registration statement to become effective as soon as possible thereafter, initially registering 434,286 shares of our common stock. We agreed to register the remaining 434,286 shares of our common stock held by M+W Zander Holding GmbH on or before October 15, 2002.

         The second selling stockholder is Semitool, Inc., a Montana corporation. Semitool, Inc. acquired 73,243 shares of common stock from us as partial consideration for our purchase of all of the issued and outstanding capital stock of one of Semitool, Inc.'s wholly-owned subsidiaries, SEMY Engineering, Inc. We issued these shares pursuant to an exemption from the registration requirements of the Securities Act of 1933. Under the terms of a purchase agreement with this selling stockholder, we agreed to register the shares of Brooks common stock acquired by Semitool, Inc. in the transaction. Under the terms of the purchase agreement, we agreed to file an S-3 registration statement, and use commercially reasonable efforts to cause such registration statement to become effective.

         Registration by the selling stockholders does not necessarily mean that the selling stockholders will sell any or all of their shares.

         The information with regard to the selling stockholders in the table below is based upon information provided to us by the selling stockholders as of March 1, 2001. The shares listed below represent one-half of the shares M+W Zander Holding GmbH currently beneficially owns and the number of shares it has indicated it plans to offer. Given this arrangement, M+W Zander Holding GmbH will still hold 434,286 shares of our common stock following the offering, assuming it acquires no additional shares before the completion of this offering. The shares listed below represent all of the shares Semitool, Inc. currently beneficially owns and the number of shares it has indicated it plans to offer. The selling stockholders are subject to restrictions on the transfer of shares held by them imposed by federal securities laws and by agreements made with us.

         The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                                             Shares beneficially
                                  Shares beneficially owned                                  owned and ownership
                                  and ownership percentage      Number of shares being        percentage after
      Selling Stockholder             prior to offering                 offered                   offering
      -------------------             -----------------                 -------                   --------
M+W Zander Holding GmbH                  868,572 (5.1%)                434,286                   434,286 (2.6%)
Semitool, Inc.                            73,243 (0.4%)                 73,243                         0

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. "Selling stockholders" as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer the shares of Brooks common stock at various times in one or more of the following transactions:

         -    on one or more exchange;

         -    in the over the counter market;

         - in private transactions other than an exchange or in the over-the counter market;

         - in connection with short sales of the shares of Brooks common stock;

         -    by pledge to secure debts and other obligations;

         - in connection with the writing of non-traded and exchange-traded call options,

         - in hedge transactions and in settlement of other transactions or over-the counter options; or

         -    in a combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated or fixed prices.

         The selling stockholders may use broker-dealers to sell their shares. The selling stockholders may pay broker-dealers compensation in the form of commissions, discounts or concessions in amounts to be negotiated in connection with the sales. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales and any such commissions, discount or concession may be deemed to be underwriting discounts or commissions under the Act.

         We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws. These expenses include registration and qualification fees, legal fees and expenses, and auditing and accounting expenses. The selling stockholders have agreed to bear their own counsel fees or any brokers' commissions or underwriting discounts incurred in connection with the registration of their shares. The selling stockholders may agree to indemnify any broker-dealer, agent or other person that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act of 1933, as amended.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus provided they meet the criteria and conform to the requirements of that Rule.

         There can be no assurance that the selling stockholders will sell any or all of the shares of Brooks common stock offered hereunder.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be sold in this offering will be passed upon for us by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Brooks Automation, Inc. for the year ended September 30, 2000 and the audited historical financial statements of Auto-Soft Corporation and AutoSimulations, Inc. included in Item 7(a) of Brooks Automation, Inc.'s Form 8-K/A dated February 14, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Ernst & Young LLP, independent auditors, have audited the financial statements of Irvine Optical Company, LLC as of December 31, 1999 and 1998, and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Irvine Optical Company, LLC's ability to continue as a going concern as described in Note 1 to those financial statements). We have incorporated by reference Ernst & Young LLP's report with respect to Irvine Optical Company, LLC's financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, NW., Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

         The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their Brooks common stock:

         -    Annual Report on Form 10-K for the year ended September 30, 2000;

         - Quarterly Report on form 10-Q for the period ended December 31, 2000;

         - The description of the common stock contained in our Registration Statements on Form 8-A, as filed on January 24, 1995 and August 7, 1997;

         - Proxy Statement for the Annual Meeting of Stockholders held on February 28, 2001; and

         - Current Reports on Form 8-K and 8-K/A filed with the SEC on October 15, 1999, December 14, 1999, January 19, 2000, February 14, 2000, and March 1, 2001.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                             Brooks Automation, Inc.
                               15 Elizabeth Drive
                         Chelmsford, Massachusetts 01824
                          Attention: Investor Relations
                                 (978) 262-2400

         You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.